Exhibit 99.1

Company Contact: Sterling McDonald, VP & CFO (713) 935-0122 smcdonald@evolutionpetroleum.com Lisa Elliott / lelliott@drg-e.com Jack Lascar / jlascar@drg-e.com DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Delhi CO2 Project Update

Houston, TX, July 8, 2009 - Evolution Petroleum Corporation (NYSE Amex: EPM) today reported that all claims in the lawsuit filed in late 2005 against two of its wholly owned subsidiaries, along with 11 other previous operators and owners of the Delhi Field, have been dismissed following settlement.

The obligations of the Company’s subsidiaries under the settlement are limited to a cash contribution to the cost of completing certain lease remediation operations.  The amount of the cash contribution is contractually limited, and the maximum contribution was fully expensed in the quarter ended March 31, 2009.  In exchange for the cash contribution, the Company’s subsidiaries received a waiver of any indemnity claim by the active predecessor operator, who is obligated to carry out the remediation operations. Although other previous operators may attempt to assert indemnity claims against subsequent operators for their settlement costs, including the indirect subsidiary of the Company that operated the field, the Company believes that such claims against its indirect subsidiary would be without merit.

Robert Herlin, President of Evolution Petroleum, stated “While we did not believe that the claims against our subsidiaries were warranted, we are pleased to have disposed of this uncertainty for a portion of the actual cost of a limited remediation. The settlement also ends the defense costs that have burdened our financial performance.”

Mr. Herlin added “Evolution is now poised to begin reaping the benefits from its Delhi CO2-EOR project with Denbury’s recent completion of the CO2 pipeline to the field and near term initiation of the first redevelopment phase.  We expect CO2 injection to begin shortly, followed by an oil production response approximately six months thereafter.  Consequently, we expect to begin generating significant revenues from our 7.4% overriding royalty and mineral interests during fiscal 2010, while also beginning the process of earning our additional 25% reversionary working interest (20% revenue interest), for a total revenue interest of 27.4%. Since our overriding royalty and mineral interests do not bear any operating costs, that revenue will fall directly to our pretax bottom line.”

About Evolution Petroleum

Evolution Petroleum Corporation (http://www.evolutionpetroleum.com) acquires known, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value.  With no debt and a strong balance sheet, the Company is well positioned to continue its development projects in CO2 based EOR, bypassed resources and low cost shale gas.

Principal assets as of July 1, 2008 include 4 MMBOE of proved and 3.1 MMBOE of probable reserves in the Giddings Field of central Texas, approximately 13 MMBO of probable reserves associated with the 13,636 acre Delhi Field Holt Bryant Unit currently being redeveloped with CO2-EOR technology in northeast Louisiana, and leases covering approximately 17,600 net acres in two shallow Woodford Shale gas projects in Oklahoma and 1,500 net acres in an oil development project in South Texas.

Additional information, including the Company’s annual report on Form 10-KSB and its quarterly reports on Form 10-Q, can be accessed on its website.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

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